Exhibit 99.1

TSX:IN NASDAQ:INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Pharmaceuticals and BayMedica Announce Collaboration for Manufacturing and Testing of Novel Cannabinoid Therapeutics

Vancouver, BC – November 18, 2020 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (NASDAQ:INM; TSX:IN), a clinical-stage pharmaceutical company developing medications targeting diseases with high unmet medical need and leading the way in the clinical development of cannabinol (“CBN”), and BayMedica Inc., a company specializing in the design and manufacture of rare natural cannabinoids and cannabinoid analogs through biosynthesis and pharmaceutical chemistry, announced today they have entered into a broad reciprocal research collaboration to explore synergies between technologies owned by the two companies.

Under the terms of the Collaborative Research Agreement, BayMedica is being provided access to specific elements of InMed’s proprietary IntegraSynTM platform for the production of cannabinoids. Specifically, BayMedica will assess the potential of one or more of InMed’s high-efficiency enzyme gene sequences in BayMedica’s systems for the production of the cannabinoids in BayMedica’s catalogue.

InMed will undertake preclinical investigation of numerous therapeutic compounds selected from BayMedica’s extensive library of proprietary cannabinoid analogs. Utilizing its validated assays and assessment criteria, InMed will also explore the therapeutic potential of specific analog compounds in selected disease models in the field of neuroprotection as compared to naturally occurring cannabinoids. BayMedica has a published patent application that encompasses thousands of new chemical entities based on cannabinoid analog structures.

Should the initial research phases of the individual projects defined under the agreement achieve positive and meaningful results, the Collaborative Research Agreement provides a mechanism to license the other party’s technology.

About InMed: InMed Pharmaceuticals is a clinical-stage pharmaceutical company developing a pipeline of cannabinoid-based medications, initially focused on the therapeutic benefits of cannabinol (CBN) in diseases with high unmet medical need. The Company is dedicated to delivering new therapeutic alternatives to patients that may benefit from cannabinoid-based medicines. For more information, visit www.inmedpharma.com.

About BayMedica: BayMedica Inc. is a revenue stage biotechnology company leveraging synthetic biology and pharmaceutical chemistry to develop an efficient, scalable, and proprietary platform to produce high quality, rare cannabinoids for consumer applications and cannabinoid-derived new chemical entities for pharmaceutical applications. For more information visit www.baymedica.com.

Investor Contact:

InMed Pharmaceuticals Inc.	BayMedica, Inc.
Brendan Payne, Director – Investor Relations	Shane Johnson, MD, CEO
T: +1.604.669.7207	Tel: +1.858.354.7853
E: info@inmedpharma.com	E: shane@baymedica.com

Edison Advisors for InMed Pharmaceuticals

Joe Green/Laine Yonker

T: +1.646.653.7030/+1.646.760.0321

E: jgreen@edisongroup.com / lyonker@edisongroup.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: leading the way in the clinical development of CBN; the exploration of synergies between technologies owned by the two companies; the assessment of the potential of one or more of InMed’s high-efficiency gene sequences in BayMedica’s system for the production of cannabinoids in BayMedica’s catalogue; InMed’s intention to undertake preclinical investigations of therapeutic compounds and to explore the therapeutic potential of specific analog compounds in selected disease models; and the potential to achieve positive results and the mechanism to license the other party’s technology.

With respect to the forward-looking information contained in this news release, InMed has made numerous assumptions regarding, among other things: that InMed will lead the way in the clinical development of CBN; there will be synergies between technologies owned by the two companies; there will be one or more of InMed’s high-efficiency gene sequences in BayMedica’s system for the production of cannabinoids in BayMedica’s catalogue; there will be benefits realized from InMed undertaking preclinical investigations of therapeutic compounds and to explore the therapeutic potential of specific analog compounds in selected disease models; and there may be positive results and the ability to license the other party’s technology. While InMed considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. Known risk factors include, among others: the outbreak and impact of COVID-19 may worsen; there may be little or no synergies at all to be realized; there may be little to no potential of one or more of InMed’s high-efficiency gene sequences in BayMedica’s systems for the production of cannabinoids in BayMedica’s catalogues; there may be no therapeutic potential of specific analog compounds in selected disease models; there may be no positive results; and neither party may end up licensing the other party’s technology. A more complete discussion of the risks and uncertainties facing InMed is disclosed in InMed’s most recent Annual Information Form and other continuous disclosure filed with Canadian securities regulatory authorities on SEDAR at www.sedar.com.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.

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